Exhibit 99.1

Patterson Medical Acquires Rehabilitation Operating Units of DCC plc

St. Paul, MN—June 17, 2010—Patterson Medical, the rehabilitation supply and equipment unit of Patterson Companies, Inc. (Nasdaq: PDCO) today announced the acquisition of the rehabilitation businesses of DCC Healthcare, a division of DCC plc (Irish Stock Exchange: DCC.I), a business support services group headquartered in Dublin, Ireland. Terms of the all-cash transaction were not disclosed.

The acquired DCC businesses—Days Healthcare, Physiomed and Ausmedic—rank among the leaders in their respective overseas markets, providing assistive living products and rehabilitation equipment and supplies to hospitals, physical and occupational therapists, long-term care facilities, dealers and consumers in the U.K., continental Europe, Australia, New Zealand and other international markets.

Days, Physiomed and Ausmedic posted combined sales of approximately $70 million for the fiscal year ended March 31, 2010, while Patterson Medical reported sales of $426 million for the year ended April 24, 2010. The acquisition is expected to have a neutral impact on Patterson’s consolidated earnings in fiscal 2011 and then be accretive starting in its second year as part of the company.

David P. Sproat, president of Patterson Medical, commented: “This strategic acquisition significantly strengthens the market presence and geographic reach of our Homecraft Rolyan unit in the U.K. In addition to expanding Homecraft’s position in the U.K.’s physical and occupational therapy markets, this transaction brings a stable of trusted and established brand names that encompass an extensive range of rehabilitation and assistive living products. This acquisition also increases HomeCraft’s international coverage, including strong positions in the Australia and New Zealand rehabilitation markets, where we previously had a limited presence. Also part of this transaction is a sourcing team in China.”

He added: “Consolidating DCC’s rehabilitation businesses into Homecraft Rolyan will enable us to more fully leverage our existing U.K. capacity, capture significant synergies among our operating units and provide greater opportunities for the employees of Days Healthcare, Physiomed and Ausmedic. In all, this acquisition will strengthen our presence in the large and growing global rehabilitation market, making us believe this transaction should spur Patterson Medical’s profitable growth.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is a distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is a distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415